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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                   FORM 12b-25

                                                  Commission File Number 0-15960

                           NOTIFICATION OF LATE FILING

(Check  One): [ ] Form 10-K [ ] Form 11-K [ ] Form 20-F [X] Form 10-Q
              [ ] Form N-SAR

For Period Ended:      June 30, 2002
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[ ] Transition Report on Form 10-K      [ ] Transition Report on Form 10-Q
[ ] Transition Report on Form 20-F      [ ] Transition Report on Form N-SAR
[ ] Transition Report on Form 11-K

For the Transition Period
Ended:____________________________________________________________________

      Read attached instruction sheet before preparing form. Please print or type.

      Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

     If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates: N/A
                                                     ---------------


                         Part I. Registrant Information

Full name of registrant         U.S. TECHNOLOGIES INC.
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Former name if applicable

                 N/A
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              1130 Connecticut Avenue, NW, Suite 700
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Address of principal executive office (Street and number)

City, State and Zip Code       Washington, DC 20036
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                        Part II. Rule 12b-25 (b) and (c)

      If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check appropriate box.)

[X] (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[X] (b) The subject annual report, semi-annual report, transition report or Form 10-K, 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the 15th calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

[ ] (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

                               Part III. Narrative

      State below in reasonable detail the reasons why Form 10-K, 11-K, 20-F, 10-Q, N-SAR or the transition report portion thereof could not be filed within the prescribed time period (Attach extra sheets if needed.)

                                See Attachment A

                           Part IV. Other Information

(1) Name and telephone number of person to contact in regard to this notification

      Gregory Earls               (202)          466-3100
           (Name)              (Area Code)    (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

                                              [X] Yes  [  ] No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statement to be included in the subject report or portion thereof?

                                              [X] Yes  [  ]  No


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      If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                                See Attachment A



                        U.S. TECHNOLOGIES INC.
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                 (Name of registrant as specified in charter)


Has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.




Date     August 14, 2002                   By
     -------------------------------         -------------------------------
                                             Gregory Earls
                                             Chief Executive Officer



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                                  ATTACHMENT A

      The Registrant will be unable to timely file its quarterly report on Form 10-QSB for the period ended June 30, 2002 until on or before the fifth calendar day following the prescribed due date due to the fact that the Registrant was unable to complete the preparation of its financial statements in time for Registrant's independent certified public accountants to complete their review.

      The Registrant anticipates that there will be significant changes in the results of operations from the corresponding period of the last fiscal year due to a significant acquisition in March 2001 and a significant disposition in April 2002..







Form 12b25 10-QSB (6.30.02)